As filed with the Securities and Exchange Commission on May 7, 2010
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CROSSTEX ENERGY, L.P.*
CROSSTEX ENERGY FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware Delaware	5172 5172	16-1616605 27-1735230
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
2501 Cedar Springs Dallas, Texas 75201 (214) 953-9500 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)		William W. Davis Crosstex Energy, L.P. 2501 Cedar Springs Dallas, Texas 75201 (214) 953-9500 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Douglass M. Rayburn
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
(214) 953-6500

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Amount of
Title of Each Class of	Amount to be	Offering Price	Proposed Maximum	Registration
Securities to be Registered	Registered	per Note	Aggregate Offering Price	Fee(1)
8 7/8% Senior Notes due 2018	$725,000,000	100%	$725,000,000	$51,692.50(2)
Guarantees(2)	—	—	—	—

(1)	Determined in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

(2)	No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(n) under the Securities Act of 1933, as amended.

*	Includes certain subsidiaries of Crosstex Energy, L.P. identified on the following page.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBSIDIARY GUARANTORS

State or Other
Jurisdiction of
Exact Name of Registrant	Incorporation or	I.R.S. Employer
as Specified in its Charter*	Organization	Identification No

Crosstex Energy Services, L.P.	Delaware	76-0712100
Crosstex Operating GP, LLC	Delaware	20-0911547
Crosstex Energy Services GP, LLC	Delaware	11-3666493
Crosstex Processing Services, LLC	Delaware	20-3724409
Crosstex Pelican, LLC	Delaware	76-0526767
Sabine Pass Plant Facility Joint Venture	Texas	20-3891951
Crosstex LIG Liquids, LLC	Louisiana	74-2525634
Crosstex Eunice, LLC	Louisiana	27-1195299
Crosstex Gulf Coast Marketing Ltd.	Texas	75-2900544
Crosstex CCNG Processing, Ltd.	Texas	76-0496658
Crosstex Acquisition Management, L.P.	Delaware	20-0059178
Crosstex North Texas Pipeline, L.P.	Texas	20-2411513
Crosstex North Texas Gathering, L.P.	Texas	20-2411793
Crosstex NGL Marketing, L.P.	Texas	20-3366107
Crosstex NGL Pipeline, L.P.	Texas	20-3302827

*	The address for each registrant’s principal executive office is 2501 Cedar Springs, Dallas, Texas 75201 and the telephone number for each registrant’s principal executive office is 214-953-9500.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 7, 2010
PROSPECTUS

Crosstex Energy, L.P.
Crosstex Energy Finance Corporation

Offer to Exchange
up to

$725,000,000 of 8 7/8% Senior Notes due 2018
that have been registered under the Securities Act of 1933

for

$725,000,000 of 8 7/8% Senior Notes due 2018
that have not been registered under the Securities Act of 1933

Please read “Risk Factors” beginning on page 7 for a discussion of factors you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives the notes for its own account pursuant to this exchange offer must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period ending on the earlier of          , 2010 and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution.”

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the “Commission.” In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus and in the letter of transmittal accompanying this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Investor Relations, Crosstex Energy, L.P., 2501 Cedar Springs, Dallas, Texas 75201; telephone number: (214) 953-9500. To obtain timely delivery, you must request the information no later than          , 2010.

The date of this prospectus is          , 2010.

ii

SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. This prospectus includes information about the exchange offer and includes or incorporates by reference information about our business and our financial and operating data. Before deciding to participate in the exchange offer, you should read this entire prospectus carefully, including the financial data and related notes incorporated by reference in this prospectus and the “Risk Factors” section beginning on page 7 of this prospectus.

Except as otherwise indicated, references to the “Partnership,” “we,” “our,” “us,” or like terms refer to Crosstex Energy, L.P. and its subsidiaries collectively, including Crosstex Energy Finance Corporation, as the context requires.

Crosstex Energy, L.P.

We are an independent midstream energy company engaged in the gathering, transmission, processing and marketing of natural gas and natural gas liquids, or NGLs. We connect the wells of natural gas producers in our market areas to our gathering systems, process natural gas for the removal of NGLs, fractionate NGLs into purity products and market those products for a fee, transport natural gas and ultimately provide natural gas to a variety of markets. We purchase natural gas from natural gas producers and other supply sources and sell that natural gas to utilities, industrial consumers, other marketers and pipelines. We operate processing plants that process gas transported to the plants by major interstate pipelines or from our own gathering systems under a variety of fee arrangements. In addition, we purchase natural gas from producers not connected to our gathering systems for resale and sell natural gas on behalf of producers for a fee.

Our Offices

Our executive offices are located at 2501 Cedar Springs, Dallas, Texas 75201, and our telephone number is (214) 953-9500. Our website address is www.crosstexenergy.com. Information on our website is not incorporated in this prospectus.

Exchange Offer

On February 10, 2010, we completed a private offering of the outstanding notes. As part of this private offering, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete the exchange offer no later than 400 days after February 10, 2010. The following is a summary of the exchange offer.

Outstanding Notes	On February 10, 2010, we issued $725 million aggregate principal amount of 8 7/8% Senior Notes due 2018.

Exchange Notes	8 7/8% Senior Notes due 2018. The terms of the exchange notes are identical to those terms of the outstanding notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes do not apply to the exchange notes.

Exchange Offer	We are offering to exchange up to $725 million principal amount of our 8 7/8% Senior Notes due 2018 that have been registered under the Securities Act of 1933, or the Securities Act, for an equal amount of our outstanding 8 7/8% Senior Notes due 2018 issued on February 10, 2010 to satisfy our obligations under the registration rights agreement that we entered into when we issued the outstanding notes in a transaction exempt from registration under the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless we decide to extend it.

Conditions to the Exchange Offer	The registration rights agreement does not require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or Commission policy. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to the exchange offer. Please read “Exchange Offer — Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	All of the outstanding notes are held in book-entry form through the facilities of The Depository Trust Company, or DTC. To participate in the exchange offer, you must follow the automatic tender offer program, or ATOP, procedures established by DTC for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

• DTC has received instructions to exchange your notes; and

• you agree to be bound by the terms of the letter of transmittal in Annex A hereto.

For more details, please read “Exchange Offer — Terms of the Exchange Offer” and “Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “Exchange Offer — Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes promptly after the expiration date. Please read “Exchange Offer — Terms of the Exchange Offer.”

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “Exchange Offer — Fees and Expenses.”

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in the exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of exchange notes for outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. The exchange notes will have original issue discount, or OID, for U.S. federal income tax purposes. As a result, U.S. holders generally will be required to include the OID in gross income for U.S. federal income tax purposes in advance of the receipt of cash attributable to that income regardless of the holders’ method of tax accounting. Please read “Material Federal Income Tax Consequences.”

Exchange Agent	We have appointed Wells Fargo Bank, N.A. as the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows:

By Registered or Certified Mail Wells Fargo Bank, N.A. MAC N9303-121 P.O. Box 1517 Minneapolis, Minnesota 55480

By Overnight Delivery Wells Fargo Bank, N.A. MAC N9303-121 6th & Marquette Avenue Minneapolis, Minnesota 55479

By Hand Delivery Wells Fargo Bank, N.A. 608 2nd Avenue South Northstar East Building — 12th Floor Minneapolis, Minnesota

Facsimile Transmission 612-667-6282 Attn: Corporate Trust Operations Confirm by Telephone: 800-344-5128

Terms of the Exchange Notes

The exchange notes will be identical to the outstanding notes, except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the outstanding notes, and the same indenture will govern the exchange notes and the outstanding notes. We sometimes refer to both the exchange notes and the outstanding notes as the “notes.”

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please read “Description of Exchange Notes.”

Issuers	Crosstex Energy, L.P. and Crosstex Energy Finance Corporation.

Securities Offered	$725,000,000 principal amount of 8 7/8% Senior Notes due 2018.

Interest Rate	8 7/8% per annum.

Interest Payment Dates	Interest on the exchange notes will accrue from February 10, 2010 and will be paid semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2010, to holders of record as of the preceding February 1 and August 1, respectively. The initial interest payment on the exchange notes will include all accrued and unpaid interest on the outstanding notes exchanged therefor. See “Description of Exchange Notes — Principal, Maturity and Interest.”

Maturity Date	February 15, 2018

Subsidiary Guarantee	The exchange notes will be jointly and severally guaranteed by certain of our subsidiaries, including substantially all of our current subsidiaries (other than the co-issuer, our regulated Louisiana subsidiaries and our joint venture in Denton County, Texas, which is not 100% owned), who we refer to as “our subsidiary guarantors.” Not all of our future subsidiaries will have to become guarantors. See “Description of Exchange Notes — Subsidiary Guarantees.”

Optional Redemption	We will have the option to redeem the notes, in whole or in part, at any time on or after February 15, 2014 at the redemption prices described in this offering memorandum under the heading “Description of Exchange Notes — Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

Prior to February 15, 2014, we may redeem the notes, in whole or in part, at a “make-whole” redemption price described under “Description of Exchange Notes — Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

In addition, before February 15, 2013, we may, at any time or from time to time, redeem up to 35.0% of the aggregate principal amount of the notes with the net proceeds of a public or private equity offering at 108.875% of the principal amount of the notes, plus any accrued and unpaid interest to the date of redemption, if at least 65.0% of the aggregate principal amount of the notes issued under the indenture remains outstanding after such redemption and the redemption occurs within 120 days of the date of the closing of such equity offering.

Change of Control	When a change of control event occurs, each holder of notes may require us to repurchase all or a portion of its notes at a price equal to 101.0% of the principal amount of the exchange notes, plus any accrued and unpaid interest to the date of repurchase.

Ranking	The exchange notes will be our general unsecured obligations. The exchange notes will:

• rank equally in right of payment with all of our existing and future senior indebtedness;

• be effectively junior to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness;

• be effectively junior to all existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us, if any); and

• rank senior in right of payment to all of our future subordinated indebtedness.

Certain Covenants	We issued the outstanding notes, and will issue the exchange notes, under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

• sell assets including equity interests in our subsidiaries;

• pay distributions on, redeem or repurchase our units or redeem or repurchase our subordinated debt;

• make investments;

• incur or guarantee additional indebtedness or issue preferred units;

• create or incur certain liens;

• enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

• consolidate, merge or transfer all or substantially all of our assets;

• engage in transactions with affiliates;

• create unrestricted subsidiaries;

• enter into sale and leaseback transactions; and

• engage in certain business activities.

These covenants are subject to important exceptions and qualifications that are described under the heading “Description of Exchange Notes” in this prospectus. If the exchange notes achieve an investment grade rating from each of Moody’s Investors Service, Inc. and Standard & Poor Ratings Services, many of these covenants will terminate.

For more details, see “Description of Exchange Notes — Certain Covenants.”

Transfer Restrictions; Absence of a Public Market for the Notes	The exchange notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. We do not intend to make a trading market in the exchange notes after the exchange offer. Therefore, we cannot assure you as to the development of an active market for the exchange notes or as to the liquidity of any such market.

Form of Exchange Notes	The exchange notes will be represented initially by one or more global notes. The global exchange notes will be deposited with the trustee, as custodian for DTC.

Same-Day Settlement	The global exchange notes will be shown on, and transfers of the global exchange notes will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

The exchange notes are expected to trade in DTC’s Same Day Funds Settlement System until maturity or redemption. Therefore, secondary market trading activity in the exchange notes will be settled in immediately available funds.

Trading	We do not expect to list the exchange notes for trading on any securities exchange.

Trustee, Registrar and Exchange Agent	Wells Fargo Bank, N.A.

Governing Law	The exchange notes and the indenture relating to the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

Before deciding to participate in the exchange offer, you should consider carefully the risks and uncertainties described below and in Item 1A “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the quarter ended March 31, 2010, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus, together with all of the other information included or incorporated by reference in this prospectus. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually were to occur, our business, financial condition or results of operations could be affected materially and adversely.

Risks Related to the Exchange Offer

If you fail to exchange outstanding notes, existing transfer restrictions will remain in effect and the market value of outstanding notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the principal amount of the currently outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following completion of the exchange offer.

Risks Related to the Notes

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the partnership interests, stock and other equity interests in our subsidiaries. As a result, our ability to make required payments on the notes will depend on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, our bank credit facility and other debt agreements and applicable state laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, or to repurchase the notes upon the occurrence of a change of control or from the proceeds of certain asset sales, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes or obtain the funds to pay principal or interest on the notes.

Not all of our subsidiaries will guarantee the notes. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Although substantially all of our existing subsidiaries, other than Crosstex Energy Finance Corporation, the co-issuer of the notes, our regulated Louisiana subsidiaries (which may only guarantee up to $500 million of our debt) and our joint venture in Denton County, Texas which is not 100% owned, will initially guarantee the notes, in the future, under certain circumstances, the guarantees are subject to release, and we may have other subsidiaries that are not guarantors. Thus, the notes will be effectively junior to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceedings respecting the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

For the three months ended March 31, 2010, our non-guarantor subsidiaries had total operating income of approximately $12.5 million (representing approximately 50.1% of our total operating income for such period) and they had total assets of approximately $248 million as of March 31, 2010 (representing approximately 12.3% of our total assets as of such date).

Payment of principal and interest on the notes will be effectively junior to our senior secured debt to the extent of the value of the assets securing that debt. Further, the guarantees of the notes are effectively subordinated to all our guarantors’ existing and future secured indebtedness.

The notes are effectively junior to claims of our secured creditors, and the subsidiary guarantees are effectively junior to the claims of our secured creditors as well as the secured creditors of our subsidiary guarantors, in each case to the extent of the value of the assets securing such claims. As March 31, 2010, we and our subsidiaries have approximately $38 million in aggregate principal amount of secured consolidated indebtedness outstanding under our bank credit facility, capital lease obligations of approximately $23.2 million and a Series B secured note with a principal amount of $18.1 million. Holders of our secured obligations, including obligations under our bank credit facility, will have claims that are prior to claims of the holders of the notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of our guarantor subsidiaries will be available to pay obligations on the notes and the guarantees only after holders of our senior secured indebtedness have been paid the value of the assets securing such debt.

Unless restricted by our debt agreements, we distribute all of our available cash to our unitholders and we are not required to accumulate cash for the purpose of meeting our future obligations to our noteholders, which may limit the cash available to service the notes.

Subject to the limitations on restricted payments contained in the indenture governing the notes and in our bank credit facility and any other indebtedness, we will distribute all of our “available cash” each quarter to our unitholders. “Available cash” is defined in our partnership agreement, and it generally means, for each fiscal quarter:

•	all cash and cash equivalents on hand at the end of the quarter; plus

•	all cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings (generally borrowings that are made under our bank credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners) made after the end of the quarter;

•	less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our future credit needs);

•	comply with applicable law, any of our debt instruments, or other agreements or obligations; or

•	provide funds for distributions to our unitholders for any one or more of the next four quarters.

As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes.

We may not be able to fund a change of control offer.

In the event of a change of control, we would be required, subject to certain conditions, to offer to purchase all outstanding notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. If a change of control were to occur today, we would not have sufficient funds available to purchase all of the outstanding notes were they to be tendered in response to an offer made as a result of a change of control. We cannot assure you that we will be permitted by our other debt instruments to fulfill these obligations upon a change of control in the future. Furthermore, certain change of control events would constitute an event of default under our bank credit facility. See “Description of Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

The exchange notes will have original issue discount for U.S. federal income tax purposes.

The exchange notes will have original issue discount, or OID, for U.S. federal income tax purposes. If you are a U.S. holder, you generally will be required to accrue OID on a current basis as ordinary income and pay tax accordingly, even before you receive cash attributable to that income and regardless of your method of tax accounting. For further discussion of the computation and reporting of OID, see “United States Federal Income and Estate Tax Considerations — Tax Consequences to U.S. Holders — Stated Interest and OID on the Notes.” Additionally, a bankruptcy court may not allow a claim for all or a portion of any unamortized amount of any OID on the exchange notes.

Many of the covenants contained in the indenture will terminate if the notes are rated investment grade by both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.

Many of the covenants governing the notes will terminate if the notes are rated investment grade by both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., provided at such time no default under the indenture has occurred and is continuing. These covenants will restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Exchange Notes — Certain Covenants.”

Your ability to transfer the exchange notes may be limited by the absence of a trading market.

The exchange notes will be new securities for which currently there is no trading market. We do not currently intend to apply for listing of the notes on any securities exchange or stock market. The liquidity of any market for the exchange notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions. Any such disruption may adversely affect the note holders.

Future trading prices of the exchange notes will depend on many factors, including:

•	our subsidiaries’ operating performance and financial condition;

•	the interest of the securities dealers in making a market in the notes (or exchange notes, if any); and

•	the market for similar securities.

Restrictive covenants under our indenture may adversely affect our operations.

The indenture governing the notes contains, and any future indebtedness we incur may contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	sell assets, including equity interests in our subsidiaries;

•	pay distributions on, redeem or repurchase our units or redeem or repurchase our subordinated debt;

•	make investments;

•	incur or guarantee additional indebtedness or issue preferred units;

•	create or incur certain liens;

•	enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries;

•	enter into sale and leaseback transactions; and

•	engage in certain business activities.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

A failure to comply with the covenants in the indenture governing the notes or any future indebtedness could result in an event of default under the indenture governing the notes or the future indebtedness, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under the indenture governing the notes or our other indebtedness, our debt holders and lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements, any of which could result in an event of default under the notes.

If the indebtedness under the notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of Exchange Notes — Certain Covenants.”

The guarantees of the notes could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the guarantees.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such subsidiary guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that subsidiary guarantor pursuant to its guarantee of the notes could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Tax Risks

Our tax treatment will depend on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS treats us as a corporation for tax purposes or we become subject to additional entity-level taxation, it would reduce the amount of cash available for payment of principal and interest on the notes.

If we were classified as a corporation for federal income tax purposes, we would be required to pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Treatment of us as a corporation would cause a material reduction in our anticipated cash flow, which could materially and adversely affect our ability to make payments on the notes.

Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. For example, at the federal level, legislation previously has been proposed that would eliminate partnership tax treatment for certain publicly traded partnerships. Although such proposed legislation would not have applied to us as proposed, it is possible that modified versions of such legislation could be enacted which would apply to us. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could materially and adversely affect our ability to make payments on the notes. At the state level, because of widespread state budget deficits and for other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, as a partnership operating in Texas we are required to pay franchise tax at a maximum effective rate of 0.7% of our gross income apportioned to Texas. If any other state were to impose a tax on us, the cash we have available to make payments on the notes could be materially reduced.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the exchange notes are identical in all respects to the form and terms of the outstanding notes, except the exchange notes do not include certain transfer restrictions, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the Ratios of Earnings to Fixed Charges for us for each of the periods indicated.

						Three Months Ended
	Fiscal Year Ended December 31,					March 31,
	2005	2006	2007	2008	2009	2010

Ratio of Earnings to Fixed Charges	—	—	—	—	—	—

Earnings included in the calculation of this ratio consist of (i) earnings from continuing operations before non-controlling interest or tax, minus (ii) capitalized interest, and (iii) non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges plus (iv) depreciation of capitalized interest. Fixed charges included in the calculation of this ratio consist of (both continuing and discontinued operations) (i) interest expense, plus (ii) capitalized interest.

Earnings were insufficient to cover fixed charges for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 by $30.1 million, $30.1 million, $21.0 million, $64.3 million and $76.8 million, respectively. Earnings were insufficient to cover fixed charges for the three months ended March 31, 2010 by $16.8 million.

EXCHANGE OFFER

We sold the outstanding notes on February 10, 2010 pursuant to the purchase agreement, dated as of February 3, 2010, by and among us, Crosstex Energy Finance Corporation, our subsidiary guarantors and the initial purchasers named therein. The outstanding notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act.

Purpose of the Exchange Offer

We sold the outstanding notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

In connection with each sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. We are offering the exchange notes under this prospectus in an exchange offer for the outstanding notes to satisfy our obligations under the registration rights agreement. The exchange offer will be open for at least 20 business days. During the exchange offer period, we will exchange the exchange notes for all outstanding notes properly surrendered and not withdrawn before the expiration date. The exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes will not apply to the exchange notes.

Resale of Exchange Notes

Based on no-action letters of the Commission staff issued to third parties, we believe that exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not an “affiliate” of us or Crosstex Energy Finance Corporation within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the exchange notes.

The Commission staff, however, has not considered the exchange offer for the exchange notes in the context of a no-action letter, and the Commission staff may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you

•	cannot rely on such interpretations by the Commission staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any securityholder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder’s information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the outstanding notes as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for exchange notes and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange offer.

As of the date of this prospectus, $725,000,000 in aggregate principal amount of 8 7/8% Senior Notes due 2018 are outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the rules and regulations of the Commission. Outstanding notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read “— Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer.

We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2010, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders at any time until the exchange offer expires or terminates. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the holders of outstanding notes of the extension via a press release issued no later than 9:00 a.m. New York City time on the business day after the previously scheduled expiration date.

If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion

•	to delay accepting for exchange any outstanding notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we will extend the exchange offer if it would otherwise expire during such period. If an amendment constitutes a material change to the exchange offer, including the waiver of a material condition, we will extend the exchange offer, if necessary, to remain open for at least five business days after the date of the amendment. In the event of any increase or decrease in the consideration we are offering for the outstanding notes or in the percentage of outstanding notes being sought by us, we will extend the exchange offer to remain open for at least 10 business days after the date we provide notice of such increase or decrease to the registered holders of outstanding notes.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or Commission policy. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

We will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “— Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

Additionally, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will promptly give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should follow carefully the instructions on how to tender your outstanding notes. It is your responsibility to properly tender your outstanding notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we nor the exchange agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your outstanding notes, please call the exchange agent whose address and phone number are described in the letter of transmittal included as Annex A to this prospectus.

All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the outstanding notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the outstanding notes.

Determinations Under the Exchange Offer.  We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly following the expiration date of the exchange.

When We Will Issue Exchange Notes.  In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Such notes will be issued promptly following the expiration or termination of the offer.

Return of Outstanding Notes Not Accepted or Exchanged.  If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us.  By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you are not engaged in and do not intend to engage in the distribution of the exchange notes;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us, Crosstex Energy Finance Corporation or our subsidiary guarantors; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver this prospectus, as required by law, in connection with any resale of the exchange notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place promptly after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by e-mail, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	Commission registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. Each tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, the outstanding notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register outstanding notes under the Securities Act unless the registration rights agreement requires us to do so.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the face value of the outstanding notes, less the original issue discount (net of amortization) as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under “— Fees and Expenses.”

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the term “Company,” “us,” “our” or “we” refers only to Crosstex Energy, L.P. and not to any of its subsidiaries, the term “Finance Corp.” refers to Crosstex Energy Finance Corporation and the term “Issuers” refers to the Company and Finance Corp. References to the “notes” in this section of the prospectus include both the outstanding notes issued on February 10, 2010 and the exchange notes, unless the context otherwise requires.

The exchange notes will be issued and the outstanding notes were issued under an indenture dated as of February 10, 2010, among Crosstex Energy, L.P. and Crosstex Energy Finance Corporation, as issuers, the Guarantors (as defined below) party thereto and Wells Fargo Bank, National Association, as trustee. You can find the definition of various terms used in this Description of Exchange Notes under “— Certain Definitions” below.

The following description is a summary of the material provisions of the indenture and the exchange notes. It does not restate those documents in their entirety. We urge you to read the indenture and the exchange notes because they, and not this description, define the rights of Holders of the notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

If the exchange offer is consummated, Holders of notes who do not exchange their notes for exchange notes will vote together with the Holders of the exchange notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the Holders under the indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of all outstanding notes issued under the indenture. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the Holders of these notes and exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of Exchange Notes to specified percentages in aggregate principal amount of the outstanding notes mean, at any time after the exchange offer for the notes is consummated, such percentage in aggregate principal amount of such notes and the exchange notes then outstanding.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes.  The notes:

•	are general unsecured obligations of the Issuers;

•	are equal in right of payment with all existing and future Senior Debt (as defined below) of either of the Issuers; and

•	are unconditionally guaranteed by the Guarantors on a senior unsecured basis.

The Subsidiary Guarantees.  The notes are currently guaranteed by all of the Company’s existing Subsidiaries (other than Finance Corp., the Louisiana Regulated Entities and certain immaterial Subsidiaries).

Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor; and

•	is equal in right of payment with all existing and future Senior Debt of that Guarantor.

As of March 31, 2010, the Company and the Guarantors had:

•	total Senior Debt of approximately $781.1 million (including $14 million of original issue discount on the notes), consisting of the notes, a Series B secured note with a principal amount of $18.1 million and approximately $38 million of secured Senior Debt outstanding under the Company’s senior secured revolving credit facility (excluding letters of credit aggregating approximately $149.5 million and Capital Lease Obligations of approximately $23.2 million); and

•	no Indebtedness contractually subordinated to the notes or the guarantees, as applicable.

The indenture permits us and the Guarantors to incur additional Indebtedness, including additional Senior Debt.

All of our existing Subsidiaries (other than Finance Corp., the Louisiana Regulated Entities, Crosstex DC Gathering, J.V (“CDC”) and certain immaterial Subsidiaries) guarantee the notes. Under the circumstances described below under the subheading “— Certain Covenants — Additional Subsidiary Guarantees,” in the future one or more of our newly created or acquired Subsidiaries may not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay current outstanding obligations to the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of March 31, 2010, our non-guarantor Subsidiaries (1) represented approximately 12.3% of our consolidated assets, (2) accounted for approximately 50.1% of our operating income for the three months ended March 31, 2010, (3) had no Indebtedness, apart from the guarantees by the Louisiana Regulated Entities of our Indebtedness aggregating up to $500 million under the Credit Agreement, and (4) had liabilities, including to trade creditors but excluding such guarantees and deferred tax liabilities, of approximately $2.7 million.

As of the date of the indenture, all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

The Issuers have issued $725.0 million aggregate principal amount of notes. In addition to the exchange notes offered hereby, the Issuers may issue additional notes from time to time. Any offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The outstanding notes and any additional notes subsequently issued under the indenture, together with the exchange notes, will be treated as a single class for all purposes under the indenture, including, without limitation, for waivers, amendments and offers to purchase. The Issuers will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on February 15, 2018.

Interest on the notes accrues at the rate of 8.875% per annum, and is payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2010. The Issuers will make each interest payment to the Holders of record on the February 1 and August 1 immediately preceding each interest payment date.

Interest on the notes accrues from February 10, 2010 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the Issuers, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

Currently, all of our existing Subsidiaries, excluding Finance Corp., CDC, the Louisiana Regulated Entities and certain immaterial Subsidiaries, have guaranteed the notes on a senior unsecured basis. In the future, the Restricted Subsidiaries of the Company will be required to guarantee the notes under the circumstances described under “— Certain Covenants — Additional Subsidiary Guarantees.” These Subsidiary Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes — The guarantees of the notes could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

1. immediately after giving effect to such transaction, no Default or Event of Default exists; and

2. either:

a. the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form specified in the indenture, all the obligations of that Guarantor under the notes, the indenture and its Subsidiary Guarantee on terms set forth therein; or

b. the Net Proceeds of such sale or other disposition are applied in accordance with the “Asset Sales” provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

1. in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture;

2. in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture;

3. if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

4. upon Legal Defeasance or Covenant Defeasance as described below under the caption “— Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “— Satisfaction and Discharge;”

5. upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred that is continuing; or

6. at such time as such Guarantor ceases to guarantee any other Indebtedness of either of the Issuers and any other Guarantor.

See “— Repurchase at the Option of Holders — Asset Sales.”

Optional Redemption

At any time prior to February 15, 2013, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 108.875% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings by the Company, provided that:

1. at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

2. the redemption occurs within 120 days of the date of the closing of each such Equity Offering.

On and after February 15, 2014, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentages

2014	104.438%
2015	102.219%
2016 and thereafter	100.000%

Prior to February 15, 2014, the Issuers may redeem all or part of the notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of:

1. the principal amount thereof, plus

2. the Make Whole Premium at the redemption date,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

1. if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

2. if the notes are not listed on any national securities exchange, on a pro rata basis.

No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that optional redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional, except that any redemption pursuant to the first paragraph under this “— Optional Redemption” section, may, at the Company’s discretion, be subject to completion of the related Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

Except as set forth below under “— Repurchase at the Option of Holders,” neither of the Issuers is required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the Holders.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Issuers have previously or concurrently exercised their right to redeem all of the notes as described under “— Optional Redemption,” each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following any Change of Control, unless the Issuers have previously or concurrently exercised their right to redeem all of the notes as described under “— Optional Redemption,” the Company will mail a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Purchase Date, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Company will:

1. deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

2. deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

On the Change of Control Settlement Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement provides that certain change of control events with respect to the Company would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all Senior Debt outstanding thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company or any Guarantor becomes a party may contain similar restrictions and provisions. The indenture provides that, prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Settlement Date, the Company or any Guarantor must either repay all of its other outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing such Senior Debt to permit the repurchase of notes required by this covenant.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company purchases all of the notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

1. the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of,

2. the fair market value is determined by (a) an executive officer of the Managing General Partner if the value is less than $20.0 million and evidenced by an officers’ certificate delivered to the trustee, or (b) the Company’s Board of Directors if the value is $20.0 million or more and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

3. at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the date of the indenture is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

a. any liabilities, as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet, of the Company or such Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability; and

b. any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 90 days after the Asset Sale, converted by the Company or such Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

1. to repay Senior Debt;

2. to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business;

3. to acquire a majority of the Voting Stock of a Person primarily engaged in a Permitted Business;

4. to make capital expenditures; or

5. to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $20.0 million, the Company will make an Asset Sale Offer to all Holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sales” provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Asset Sales” provisions of the indenture by virtue of such conflict.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

1. declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

2. purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

3. make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

4. make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

1. if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment (the “Trailing Four Quarters”) is not less than 2.0 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5) and (6) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

a. Available Cash from Operating Surplus with respect to the Company’s preceding fiscal quarter, plus

b. 100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) after the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

c. to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

d. the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after the date of the indenture (items (b), (c) and (d) being referred to as “Incremental Funds”), minus

e. the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

2. if the Fixed Charge Coverage Ratio for the Trailing Four Quarters is less than 2.0 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5) and (6) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on the Company’s common units, preferred units, subordinated units, or incentive distribution rights, plus the related distribution to the general partner), is less than the sum, without duplication, of:

a. $80.0 million less the aggregate amount of all prior Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (2)(a) since the date of the indenture, plus

b. Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

So long as no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would be caused thereby (except with respect to clause (1) below under which the payment of a distribution or dividend is permitted), the preceding provisions will not prohibit:

1. the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;

2. the purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement will be excluded (or deducted, if included) from the calculation of Available Cash from Operating Surplus and Incremental Funds;

3. the purchase, redemption, defeasance or other acquisition or retirement of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

4. the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

5. the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year, with any portion of such $5.0 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount; or

6. the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of unit options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of unit options, warrants, incentives or rights to acquire Equity Interests.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $20.0 million, by an officer of the Managing General Partner and, in the case of amounts over $20.0 million, by the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution. Not later than the date of making any Restricted Payment (excluding any Restricted Payment described in the preceding clause (2), (3), (4), (5) or (6)) the Company will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any preferred securities; provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred securities, if, for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred securities are issued, the Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred securities had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any preferred securities described in clause (11) below:

1. the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $550.0 million or (b) $250.0 million plus 20.0% of the Company’s Consolidated Net Tangible Assets;

2. the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

3. the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the outstanding notes and the related Subsidiary Guarantees issued on the date of the indenture and (b) the exchange notes and the related Subsidiary Guarantees issued pursuant to any registration rights agreement;

4. the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $75.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets at such time;

5. the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2) or (3) of this paragraph or this clause (5);

6. the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

a. if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

b. (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

7. the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts in the ordinary course of business and not for speculative purposes;

8. the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

9. the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business and consistent with past practice;

10. the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

11. the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

a. any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

b. any sale or other transfer of any such preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

12. the incurrence by the Company or any of its Restricted Subsidiaries of liability in respect of the Indebtedness of any Unrestricted Subsidiary of the Company or any Joint Venture but only to the extent that such liability is the result of the Company’s or any such Restricted Subsidiary’s being a general partner of such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness and provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (12) and then outstanding does not exceed $60.0 million;

13. the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation meeting either one of the financial tests set forth in clause (4) under the caption “— Merger, Consolidation or Sale of Assets;” and

14. the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (14) and then outstanding does not exceed the greater of (a) $75.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant. Any Indebtedness under Credit Facilities on the date of the indenture shall be considered incurred under the first paragraph of this covenant.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant, provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Further, the accounting reclassification of any obligation of the Company or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this covenant.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired, unless the notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes or such Subsidiary Guarantee, as the case may be) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

1. pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

2. make loans or advances to the Company or any of its Restricted Subsidiaries; or

3. transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

1. agreements as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the indenture;

2. the indenture, the notes and the Subsidiary Guarantees;

3. applicable law;

4. any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

5. customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses, easements or leases, in each case entered into in the ordinary course of business and consistent with past practices;

6. Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

7. any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

8. Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

9. Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

10. provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

11. any agreement or instrument relating to any property or assets acquired after the date of the indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

12. restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

13. any other agreement governing Indebtedness of the Company or any Guarantor that is permitted to be incurred by the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the indenture or the Credit Agreement as it exists on the date of the indenture.

Merger, Consolidation or Sale of Assets

Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

1. either: (a) such Issuer is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Company is not a corporation;

2. the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

3. immediately after such transaction no Default or Event of Default exists;

4. in the case of a transaction involving the Company and not Finance Corp., either

a. the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” or

b. immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transactions; and

5. such Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

Notwithstanding the restrictions described in the foregoing clause (4), (i) any Restricted Subsidiary (other than Finance Corp.) may consolidate with, merge into or dispose of all or part of its properties and assets to the Company or (ii) the Company may consolidate or merge with or into Crosstex Energy, Inc. or a Subsidiary of Crosstex Energy, Inc., and in each case, the Company will not be required to comply with the preceding clause (4) in connection with any such consolidation, merger or disposition.

Notwithstanding the second preceding paragraph, the Company is permitted to reorganize as any other form of entity in accordance with the following procedures provided that:

1. the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;

2. the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

3. the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

4. immediately after such reorganization no Default or Event of Default exists; and

5. such reorganization is not materially adverse to the Holders or Beneficial Owners of the notes (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law).

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

1. the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

2. the Company delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

1. any employment, equity award, equity option or equity appreciation agreement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

2. transactions between or among any of the Company and its Restricted Subsidiaries;

3. transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

4. transactions effected in accordance with the terms of (a) corporate sharing agreements that are with Crosstex Energy, Inc. and its Subsidiaries with respect to general overhead and other administrative matters and (b) other agreements that are identified in the indenture, in each case as such agreements are in effect on the date of the indenture, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is no less advantageous to the Company in any material respect than the agreement so amended or replaced;

5. customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company or a Restricted Subsidiary or Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

6. sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

7. Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments;”

8. payments to the General Partner with respect to reimbursement for expenses in accordance with the Partnership Agreement as in effect on the date of the indenture and as it may be amended, provided that any such amendment is not less favorable to the Company in any material respect than the agreement prior to such amendment; and

9. in the case of contracts for gathering, transporting, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and third parties.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Additional Subsidiary Guarantees

If, after the date of the indenture, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness of either of the Issuers or any Guarantor, then that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 Business Days of the date on which it guaranteed such Indebtedness; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph will be released in the circumstances described in clause (6) under “— Subsidiary Guarantees.”

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction other than an Equipment Lease Transaction; provided, however, that the Company or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

1. the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption

“— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;”

2. the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in accordance with the definition of that term and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

3. the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Finance Corp. may not incur Indebtedness unless (1) the Company is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Company, used to acquire outstanding debt securities issued by the Company or used to repay Indebtedness of the Company as permitted under the covenant described about under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.” Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company or its Restricted Subsidiaries.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Company will file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing), and the Company will furnish to the trustee and, upon its prior request, to any of the Holders or Beneficial Owners of notes, within five Business Days of filing, or attempting to file, the same with the Commission:

1. all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

2. all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and Beneficial Owners of the notes and to securities analysts and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Covenant Termination

If at any time (a) the rating assigned to the notes by both S&P and Moody’s is an Investment Grade Rating, (b) no Default has occurred and is continuing under the indenture and (c) the Issuers have delivered to the trustee an officers’ certificate certifying to the foregoing provisions of this sentence, the Company and its

Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Asset Sales” and the following provisions of the indenture described above under the caption “— Certain Covenants”:

•	“— Restricted Payments,”

•	“— Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“— Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	“— Transactions with Affiliates,” and

•	“— Business Activities.”

However, the Company and its Restricted Subsidiaries will remain subject to the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control,” and the following provisions of the indenture described above under the caption “— Covenants”:

•	“— Liens,”

•	“— Merger, Consolidation or Sale of Assets” (other than the financial tests set forth in clause (4) of such covenant),”

•	“— Designation of Restricted and Unrestricted Subsidiaries,”

•	“— Additional Subsidiary Guarantees,”

•	“— Sale and Leaseback Transactions” (other than the financial tests set forth in clauses (1)(a) and (3) of such covenant),

•	“— Reports,” and

•	the covenant respecting payments for consent described below in the last paragraph under the caption “— Amendment, Supplement and Waiver.”

Events of Default and Remedies

Each of the following is an Event of Default:

1. default for 30 days in the payment when due of interest on the notes;

2. default in payment when due of the principal of, or premium, if any, on the notes;

3. failure by the Company to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Asset Sales,” “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

4. failure by the Company for 180 days after notice to comply with the provisions described under “— Certain Covenants — Reports;”

5. failure by the Company for 60 days after notice to comply with any of its other agreements in the indenture;

6. default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

a. is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

b. results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

7. failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $30.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days;

8. except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

9. certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to Finance Corp., the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to Finance Corp., the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes.

The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon any officer of the Managing General Partner or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse to General Partners

None of the Managing General Partner, the General Partner or any director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Managing General Partner, General Partner, Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or any Guarantor under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

1. the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

2. the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

3. the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

4. the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

1. the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;

2. in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

a. the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

b. since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

3. in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

4. no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

5. such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

6. the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

7. the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

1. reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

2. reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

3. reduce the rate of or change the time for payment of interest on any note;

4. waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

5. make any note payable in currency other than that stated in the notes;

6. make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes (other than as permitted in clause (7) below);

7. waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

8. release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

9. make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture or the notes:

1. to cure any ambiguity, defect or inconsistency;

2. to provide for uncertificated notes in addition to or in place of certificated notes;

3. to provide for the assumption of an Issuer’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s properties or assets;

4. to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder, provided that any change to conform the indenture to this prospectus will not be deemed to adversely affect such legal rights;

5. to secure the notes or the Subsidiary Guarantees pursuant to the requirements of the covenant described above under the subheading “— Certain Covenants — Liens;”

6. to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

7. to add any additional Guarantor or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the indenture;

8. to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

9. to evidence or provide for the acceptance of appointment under the indenture of a successor trustee.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the notes which so consent in the time frame set forth in solicitation documents relating to such consent.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

1. either:

a. all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

b. all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

2. no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

3. the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

4. the Issuers have delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

Wells Fargo Bank, National Association, is a lender under our credit facility. The Issuers maintain other banking relationships in the ordinary course of business with the trustee and its affiliates.

If the trustee becomes a creditor of an Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the outstanding notes and the Subsidiary Guarantees are, and the exchange notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Crosstex Energy, L.P, 2501 Cedar Springs, Dallas, Texas 75201, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

The exchange notes will be issued initially only in the form of one or more global notes (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

The Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.”

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

1. upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

2. ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their depositories, which are Euroclear Bank S.A./N.V, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Issuers, the Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Guarantors, the trustee nor any agent of an Issuer or the trustee has or will have any responsibility or liability for:

1. any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

2. any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

1. DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Issuers fail to appoint a successor depositary within 90 days; or

2. there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the indenture, including if an affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the indenture.

Same-Day Settlement and Payment

The Issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

1. Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

2. Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control by the other Person; and further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

1. the sale, lease, conveyance or other disposition of any properties or assets (including by way of a sale and leaseback transaction); provided, however, that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sales covenant; and

2. the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries:

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

1. any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $10.0 million;

2. a transfer of properties or assets between or among any of the Company and its Restricted Subsidiaries;

3. an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

4. the sale, lease or other disposition of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business;

5. the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

6. a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

7. the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “— Certain Covenants — Liens;”

8. dispositions in connection with Permitted Liens;

9. surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

10. the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

11. an Asset Swap; and

12. an Equipment Lease Transaction.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in a Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” as if the Asset Swap were an Asset Sale.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

1. with respect to Finance Corp., its board of directors;

2. with respect to the Company, the Board of Directors of the Managing General Partner (in its capacity as general partner of the General Partner) or any authorized committee thereof; and

3. with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Dallas, Texas or in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

1. in the case of a corporation, corporate stock;

2. in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3. in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

4. any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

1. United States dollars;

2. securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

3. marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

4. certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

5. repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

6. commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and

7. money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

1. the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

2. the adoption of a plan relating to the liquidation or dissolution of the Company or removal of the General Partner by the limited partners of the Company;

3. the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Managing General Partner or the General Partner, measured by voting power rather than number of shares, units or the like;

4. the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners identified in clause (1) of the definition of Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Crosstex Energy, Inc., measured by voting power rather than number of shares, units or the like, at a time when Crosstex Energy, Inc. Beneficially Owns a majority of the Voting Stock of the Managing General Partner or the General Partner; or

5. the first day on which a majority of the members of the Board of Directors of the Managing General Partner are not Continuing Directors.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

1. an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

2. provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

3. consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings but excluding Transaction Costs), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

4. depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, non-cash equity based compensation expense and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash items that were deducted in computing such Consolidated Net Income; plus

5. unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

6. all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense and, without duplication, Transaction Costs; minus

7. non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

1. the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

2. the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

3. the cumulative effect of a change in accounting principles will be excluded;

4. unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815 will be excluded; and

5. any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Managing General Partner who:

1. was a member of such Board of Directors on the date of the indenture; or

2. was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated on or about the issue date for the outstanding notes, among the Company, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or secured capital markets financings, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or secured capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

“Crosstex Energy, Inc.” means Crosstex Energy, Inc., a Delaware corporation, and any successor thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Equipment Lease Transactions” means sales or transfers of new equipment within 180 days of its acquisition by the Company or any of its Restricted Subsidiaries in the ordinary course of business consistent with historical practice to any Person whereby the Company or any of its Restricted Subsidiaries shall then or thereafter rent or lease as lessee such new equipment or any part thereof to use for substantially the same purpose or purposes as such new equipment sold or transferred.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the date of the indenture, provided that at any time on or after a Change of Control, any sale of Capital Stock to an Affiliate of the Company shall not be deemed an Equity Offering.

“exchange notes” means the notes issued in an Exchange Offer pursuant to the indenture.

“Exchange Offer” has the meaning set forth for such term in the applicable registration rights agreement.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement, which is considered incurred under the first paragraph under the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock” and other than intercompany Indebtedness) in existence on the date of the indenture, until such amounts are repaid.

The term “fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $20.0 million or more and otherwise by an officer of the Managing General Partner.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

1. acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of the Managing General Partner (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

2. the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

3. the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

4. interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

1. the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, but excluding Transaction Costs; plus

2. the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, but excluding Transaction Costs; plus

3. any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

4. the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and determined in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States, which are in effect on the date of the indenture.

“General Partner” means Crosstex Energy GP, L.P, a Delaware limited partnership, and its successors and permitted assigns as general partner of the Company.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets, acting as co-obligor or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of:

1. the Subsidiaries of the Company, other than Finance Corp., executing the indenture as initial Guarantors; and

2. any other Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of the indenture;

and their respective successors and assigns.

“Hedging Contracts” means, with respect to any specified Person:

1. interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

2. foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

3. any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

4. other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

1. in respect of borrowed money;

2. evidenced by bonds, notes, debentures or similar instruments;

3. in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

4. in respect of bankers’ acceptances;

5. representing Capital Lease Obligations;

6. representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

7. representing any obligations under Hedging Contracts,

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. For the avoidance of doubt, the term “Indebtedness” excludes any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by the specified Person in connection with the acquisition or disposition of assets.

The amount of any Indebtedness outstanding as of any date will be:

1. the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

2. in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

3. the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Louisiana Regulated Entities” means Crosstex LIG, LLC and Crosstex Tuscaloosa, LLC, together with their respective successors to the extent that any such successor is not permitted by the Louisiana Public Service Commission (or any successor thereto) to guarantee the Notes.

“Make Whole Premium” means, with respect to a note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at February 15, 2014 plus (ii) any required interest payments due on such note through February 15, 2014 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note.

“Managing General Partner” means Crosstex Energy GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the General Partner or as the business entity with the ultimate authority to manage the business and operations of the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

1. any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

2. any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

1. the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;

2. taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

3. amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale; and

4. any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

1. as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

2. no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

3. as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries except as contemplated by clause (9) of the definition of Permitted Liens.

For purposes of determining compliance with the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” above, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Operating Surplus” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of the indenture.

“Operating Partnership” means Crosstex Energy Services, L.P., a Delaware limited partnership, and any successor thereto.

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Company dated as of March 23, 2007 as in effect on the date of the indenture and as such may be further amended, modified or supplemented from time to time.

“Permitted Business” means either (1) gathering, transporting, compressing, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into Hedging Contracts in the ordinary course of business and not for speculative purposes to support these businesses and the development, manufacture and sale of equipment or technology related to these activities, or (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture, provided that:

1. either (a) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under “— Certain Covenants — Restricted Payments”) not previously expended at the time of making such Investment;

2. if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;” and

3. such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

1. any Investment in the Company (including, without limitation, through purchases of Notes) or in a Restricted Subsidiary of the Company;

2. any Investment in Cash Equivalents;

3. any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

a. such Person becomes a Restricted Subsidiary of the Company; or

b. such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

4. any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” including pursuant to clause (11) of the items deemed not to be Asset Sales under the definition of “Asset Sale;”

5. any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

6. any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

7. Hedging Contracts entered into in the ordinary course of business and not for speculative purposes;

8. Permitted Business Investments; and

9. other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, do not exceed the greater of $60.0 million or 4.0% of the Company’s Consolidated Net Tangible Assets.

“Permitted Liens” means:

1. any Lien with respect to the Credit Agreement or any other Credit Facilities;

2. Liens in favor of the Company or the Guarantors;

3. Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

4. Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

5. any interest or title of a lessor to the property subject to a Capital Lease Obligation;

6. Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

a. the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed; and

b. such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

7. Liens existing on the date of the indenture;

8. Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

9. Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

10. Liens on pipelines or pipeline facilities that arise by operation of law;

11. Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of crude oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries that are customary in the Permitted Business;

12. Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

13. Liens securing Obligations of the Issuers or any Guarantor under the notes or the Subsidiary Guarantees, as the case may be;

14. Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Subsidiary Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under “— Certain Covenants — Liens;”

15. Liens to secure performance of Hedging Contracts of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes;

16. Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

17. other Liens incurred by the Company or any Restricted Subsidiary of the Company, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (17) does not exceed the greater of $40.0 million or 2.5% of the Company’s Consolidated Net Tangible Assets; and

18. any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (16) above, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided that:

1. the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

2. such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

3. if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

4. such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the Company (other than Finance Corp.) if the Company is the issuer or other primary obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock” shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualifying Owners” means, collectively, (1) the Company and its Subsidiaries and (2) Crosstex Energy, Inc. and its Subsidiaries.

“Reporting Default” means a Default described in clause (4) under “— Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of the Company.

“S&P” refers to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Senior Debt” means

1. all Indebtedness of the Company or any Restricted Subsidiary outstanding under Credit Facilities and all obligations under Hedging Contracts with respect thereto;

2. any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

3. all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

a. any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or

b. any Indebtedness that is incurred in violation of the indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

1. any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

2. any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Issuers’ Obligations under the indenture and on the notes.

“Transaction Costs” means all (a) original issue discount and upfront, legal, professional and advisory fees paid by the Company (whether or not incurred by the Company) in connection with the negotiation and execution, delivery and performance of the Company’s obligations under the Credit Agreement and the indenture, (b) payments made by the Company on or about the issue date for the outstanding notes to any counterparty to any Hedging Contract in connection with the termination of such Hedging Contract as a result of the issuance of the notes and the entry into the Credit Agreement and (c) make-whole amounts, prepayment premiums and interest paid-in-kind with respect to Indebtedness prepaid on or about the issue date for the outstanding notes with the proceeds of the notes or borrowings under the Credit Agreement.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2014; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to February 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than Finance Corp. or the Operating Partnership) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

1. except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

2. is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

3. is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

4. has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

1. the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

2. the then outstanding principal amount of such Indebtedness.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax considerations and, in the case of a non-U.S. holder (as defined below), certain U.S. federal estate tax considerations, that may be relevant to the exchange of outstanding notes for exchange notes and the ownership and disposition of the notes. Except as specifically discussed below (see “— Recent Legislative Developments”), this discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, each as in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, real estate investment trusts, traders in securities or commodities that elect mark to market treatment, governmental bodies or agencies or instrumentalities thereof, certain former citizens and residents of the United States, persons whose “functional currency” is not the U.S. dollar, dealers in securities or currencies, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to holders who purchase the notes in this offering at their “issue price” (the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion also does not address any aspect of foreign, state, or local taxation.

Investors considering the purchase of notes are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.

Exchange Offer

The exchange of outstanding notes for exchange notes pursuant to the exchange offer should not constitute a taxable event for United States federal income tax purposes. As a result, (1) a holder should not recognize a taxable gain or loss as a result of exchanging such holder’s outstanding notes for exchange notes; (2) the holding period of the exchange notes should include the holding period of the outstanding notes exchanged therefor; (3) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange; and (4) the adjusted issue price (defined below under “Tax Consequences to U.S. Holders — Stated Interest and OID on the Notes”) of the exchange notes will be the same as the adjusted issue price of the outstanding notes exchanged therefor immediately before such exchange.

Tax Consequences to U.S. Holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

The following discussion assumes that you have not made the election to include all interest that accrues on a note in gross income on a constant yield basis (as described below under “— Stated Interest and OID on the Notes”).

Stated Interest and OID on the Notes.  You will generally be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with your regular method of accounting for federal income tax purposes. Thus, if you are on the accrual method of accounting for U.S. federal income tax purposes, stated interest on a note will be taxable to you as ordinary income at the time it accrues. If you are on the cash method of accounting for U.S. federal income tax purposes, stated interest on a note will be taxable to you as ordinary income at the time it is received.

The notes will be treated as having been issued with original issue discount (“OID”) for U.S. federal income tax purposes. The amount of OID will be equal to the excess of a note’s “stated redemption price at maturity” over its issue price (as defined above). The stated redemption price at maturity of a note is the sum of all payments required to be made on the note other than payments of “qualified stated interest” (i.e., generally, stated interest that is unconditionally payable in money at least annually). All of the stated interest on a note should constitute qualified stated interest and therefore the stated redemption price at maturity of a note should be its stated principal amount. Regardless of your method of accounting, you will be required to accrue OID on a constant yield basis and include such accruals in gross income in advance of the receipt of cash attributable to that income. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the note at the beginning of the accrual period and its yield to maturity (determined on the basis of a compounding assumption that reflects the length of the accrual period) and (2) the amount of any qualified stated interest allocable to the accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. We will prepare any information returns required to be filed with the IRS using accrual periods corresponding to the six month intervals between payments of stated interest. The “adjusted issue price” of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods reduced by any payments on the note that were not qualified stated interest.

The “yield to maturity” of a note is the interest rate that, when used to compute the present value of all payments to be made on the note, produces an amount equal to the issue price of the note. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

You may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest and OID. When applying the constant yield method to a note for which this election has been made, the issue price of a note will equal your basis in the note immediately after its acquisition and the issue date of the note will be the date of its acquisition by you. This election generally will apply only to the note with respect to which it is made and may not be revoked without IRS consent.

In certain circumstances (see “Description of Notes — Optional Redemption” and “— Repurchase at the Option of Holders — Change of Control”), we may pay amounts on the notes that are in excess of the stated

interest or principal of the notes. We intend to take the position that the possibility that any such payment will be made is remote so that such possibility will not affect the timing or amount of interest or OID income that you recognize unless and until any such payment is made. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be different from that described herein.

Market Discount.  If you purchase a note at a “market discount,” generally you will be required to treat any principal payment on the note and any gain on the disposition of the note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. In general, a note is treated as purchased at a market discount to the extent that the note’s adjusted issue price exceeds your tax basis in the note immediately after the note is acquired. A note is not treated as purchased at a market discount, however, if the market discount is less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity after the date you acquire the note. Market discount on a note will accrue on a straight-line basis, unless you elect to accrue using the constant yield-to-maturity method. This election is irrevocable and applies only to the note for which it is made. You may also elect to include market discount in income currently as it accrues. This election applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

If you dispose of a note that was acquired at a market discount in a non-taxable transaction (other than transferred and exchanged basis transactions described in the Code), accrued market discount not previously included in income by you will be includable as ordinary income to you as if you sold the note at its fair market value. You may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless an election to include the market discount in income on a current basis is made.

Amortizable Bond Premium.  If you purchase a note for an amount that is in excess of the sum of all amounts payable on the note after the purchase date (other than qualified stated interest), you will generally be considered to have purchased the note with “amortizable bond premium.” You generally may elect to amortize amortizable bond premium using the constant yield-to-maturity method, as an offset to interest includible in gross income with respect to the notes, and you would not be required to include OID in gross income in respect of the notes. The amount amortized in any year generally will be treated as a reduction of your interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year, but only to the extent of your prior interest inclusions with respect to the note. If you do not elect to amortize the premium, it will decrease the gain or increase the loss otherwise recognizable on the sale, exchange or other disposition of the note. The election to amortize the premium on a constant yield-to-maturity method generally applies to all notes held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Acquisition Premium.  In general, if you acquire a note at a price that is less than or equal to the sum of all amounts payable on the note after the purchase date (other than qualified stated interest) and greater than the note’s adjusted issue price, you will acquire the note with an “acquisition premium.” If you acquire a note with an acquisition premium, the amount of OID includible in income by you is reduced based on an “acquisition premium fraction” determined under applicable Treasury Regulations. Alternatively, you may elect to compute accruals of OID by treating the purchase as a purchase at original issue and applying the mechanics of the constant yield-to-maturity method.

Disposition of the Notes.  You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive, excluding any proceeds attributable to accrued interest, which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. The adjusted basis in a note generally will be its cost, decreased by any payments received by you (other than qualified stated interest) and the amount of any amortizable bond premium previously deducted and increased by the amount of any accrued OID and market discount previously included in income. Subject to the discussion above regarding market discount, any gain or loss will generally be long-term capital gain or loss if you held the note for more than one year. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 15% (this rate is scheduled to increase to 20% beginning January 1, 2011). The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding.  Information reporting will apply to payments of interest (including OID) on, or the proceeds of the sale or other disposition of, notes held by you, and backup withholding (currently at a rate of 28%, but this rate is scheduled to increase to 31% effective January 1, 2011) may apply unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your actual U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information to and/or file the appropriate returns with the IRS.

Tax Consequences to Non-U.S. Holders

Except as otherwise modified for U.S. federal estate tax purposes, you are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is an individual, corporation, estate or trust and is not a U.S. holder.

Stated Interest and OID on the Notes.  Payments of stated interest and OID on the notes generally will be exempt from U.S. federal income or withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not own, directly or indirectly, actually or constructively, 10% or more of our capital or profits interests;

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	you are not a “controlled foreign corporation” that is related (directly or indirectly) to us through equity ownership; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies to you, is not attributable to a permanent establishment maintained by you in the United States).

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest (and OID) made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide certain documentation evidencing your entitlement to an exemption from (or a reduction of) withholding under an applicable income tax treaty, or the payments of interest (and OID) are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See “— Income or Gain Effectively Connected with a U.S. Trade or Business.”

Disposition of Notes.  You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if an income tax treaty applies to you, is attributable to a permanent establishment maintained by you in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If the first bullet point above describes you, you generally will be subject to U.S. federal income tax in the manner described under “— Income or Gain Effectively Connected with a U.S. Trade or Business.” If the second bullet point above describes you, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.

Income or Gain Effectively Connected with a U.S. Trade or Business.  The preceding discussion of the tax consequences of the ownership and disposition of notes by non-U.S. holders generally assumes that income and gain from the notes is not effectively connected with a trade or business conducted by you in the United States. If any interest (including OID) on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a trade or business conducted by you in the United States (and, if an income tax treaty applies to you, is attributable to a permanent establishment maintained by you in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates applicable to U.S. holders, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent.

If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business (and, if an income tax treaty applies to you, is attributable to your permanent establishment in the United States) also may be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate.

U.S. Federal Estate Tax.  If you are an individual and are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the notes will not be included in your estate for U.S. federal estate tax purposes, provided that, at the time of your death, interest (including any OID) on the notes qualifies for the portfolio interest exemption under the rules described above in “Stated Interest and OID on the Notes” (without regard to the certification requirement).

Information Reporting and Backup Withholding.  Payments of interest (and OID) on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. U.S. backup withholding tax generally will not apply to payments to you of interest and OID on a note if you certify as to your non-U.S. status by providing a properly executed IRS Form W-8BEN, W-8ECI, W-8EXP, W-8IMY (or acceptable substitute form), provided that we do not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds of a disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding, unless you properly certify under penalties of perjury as to your foreign status (by providing a properly executed IRS Form W-8BEN, W-8ECI ORW-8IMY or acceptable substitute form) and certain other conditions are met, or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the U.S. by such a broker if the broker is a U.S. person or has certain specified connections with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your actual U.S. federal income tax liability and any excess may be refundable if the proper information is timely provided to and/or returns are filed with the IRS.

The preceding discussion of material U.S. federal income and estate tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the Commission in no-action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for the outstanding notes if:

•	you acquire the exchange notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

You may not participate in the exchange offer if you are:

•	an “affiliate” within the meaning of Rule 405 under the Securities Act of us or Crosstex Energy Finance Corporation; or

•	a broker-dealer that acquired outstanding notes directly from us.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. To date, the staff of the Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of          , 2010 and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver this prospectus.

Any broker-dealer or holder using the exchange offer to participate in a distribution of the securities to be acquired in the exchange offer (1) could not, under SEC staff policy, rely on the position of the SEC staff enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC staff’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

If you wish to exchange notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer — Procedures for Tendering — Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such exchange notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of such methods of resale;

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all reasonable expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Baker Botts L.L.P. has issued an opinion about the legality of the exchange notes.

EXPERTS

The consolidated financial statements and schedule of Crosstex Energy, L.P. as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference the documents listed below:

•	Our annual report on Form 10-K for the year ended December 31, 2009;

•	Our quarterly report on Form 10-Q for the period ended March 31, 2010; and

•	Our current reports on Form 8-K filed on January 11, 2010, January 22, 2010, January 26, 2010, January 26, 2010, February 5, 2010 and February 16, 2010 (in each case to the extent filed and not furnished).

Until the termination of the exchange offer described in this prospectus, we will also incorporate by reference all documents that we may file in the future under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information therein that was furnished to (and not filed with) the SEC. In addition, all documents filed by us pursuant to the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement, and that is deemed “filed” with the SEC, shall be deemed to be incorporated by reference into this prospectus.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Crosstex Energy, L.P.
2501 Cedar Springs
Dallas, Texas 75201
Attention: Investor Relations
Telephone: (214) 721-9245

We also make available free of charge on our internet website at http://www.crosstexenergy.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our web site is not incorporated by reference into this prospectus and you should not consider information on our web site as part of this prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on information currently available to management as well as management’s assumptions and beliefs. All statements, other than statements of historical fact, included in this prospectus constitute forward-looking statements, including but not limited to statements identified by the words “may,” “will,” “should,” “plan,” “predict,” “anticipate,” “believe,” “intend,” “estimate” and “expect” and similar expressions. Such statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions; however, such statements are subject to certain risks and uncertainties. In addition to the specific uncertainties discussed elsewhere in this prospectus, the risk factors set forth in “Risk Factors” may affect our performance and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements. We disclaim any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise.

ANNEX A
LETTER OF TRANSMITTAL
To Tender
Outstanding 8 7/8% Senior Notes due 2018
of
CROSSTEX ENERGY, L.P.
and
CROSSTEX ENERGY FINANCE CORPORATION
Pursuant to the Exchange Offer and Prospectus dated          , 2010

The Exchange Agent for the Exchange Offer is:

By Registered or Certified Mail
Wells Fargo Bank, N.A.
MAC N9303-121
P.O. Box 1517
Minneapolis, Minnesota 55480

By Overnight Delivery
Wells Fargo Bank, N.A.
MAC N9303-121
6th & Marquette Avenue
Minneapolis, Minnesota 55479

By Hand Delivery
Wells Fargo Bank, N.A.
608 2nd Avenue South
Northstar East
Building — 12th Floor
Minneapolis, Minnesota

Facsimile Transmission
612-667-6282
Attn: Corporate Trust Operations
Confirm by Telephone:
800-344-5128

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 8 7/8% SENIOR NOTES DUE 2018 (THE “OUTSTANDING NOTES”) FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF 8 7/8% SENIOR NOTES DUE 2018 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

The undersigned hereby acknowledges receipt of the prospectus, dated          , 2010 (the “Prospectus”), of Crosstex Energy, L.P., a Delaware limited partnership (the “Company”), and Crosstex Energy Finance Corporation, a Delaware corporation (“Finance Corp.”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Company’s and Finance Corp.’s offer (the “Exchange Offer”) to exchange their 8 7/8% Senior Notes due 2018 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of their issued and outstanding 8 7/8% Senior Notes due 2018 (the “Outstanding Notes”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Company and Finance Corp. reserve the right, at any time or from time to time, to extend the Exchange Offer at their discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. To extend the Exchange Offer, the Company and Finance Corp. will notify the Exchange Agent orally or in writing of any extension. The Company and Finance Corp. will notify the holders of Outstanding Notes of the extension via a press release issued no later than 9:00 a.m. New York City time on the business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the prospectus under the caption “The Exchange Offer — Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

DTC has received your instructions to tender your Outstanding Notes; and

You agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender Outstanding Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of Outstanding Notes.

3. The tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Company as to the terms and conditions set forth in the Prospectus.

4. The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “Commission”), including Exxon Capital Holdings Corp., Commission No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993), that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Company or Finance Corp. within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such Exchange Notes.

5. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

a. the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

b. neither you nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes;

c. neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes;

d. neither you nor any such other person is an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company, Finance Corp. or the Guarantors; and

e. if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver the prospectus, as required by law, in connection with any resale of the exchange notes.

6. If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

7. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Outstanding Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M. New York City time on the Expiration Date.

2.	Partial Tenders.

Tenders of Outstanding Notes will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and Exchange Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Company’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, promptly following the Expiration Date.

Until          , 2010 all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Crosstex Energy, L.P.

Crosstex Energy Finance Corporation

Offer to Exchange

Registered

$725,000,000 8 7/8% Senior Notes due 2018

for

Outstanding

$725,000,000 8 7/8% Senior Notes due 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Crosstex Energy, L.P.

Subject to any standards or restrictions set forth in a partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

The partnership agreement of Crosstex Energy, L.P. provides that the partnership will, to the fullest extent permitted by law, indemnify (i) its respective general partner, (ii) any departing general partner, (iii) any person who is or was an affiliate of its respective general partner or any departing general partner, (iv) any person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member (as defined therein), its respective general partner or any departing general partner or any affiliate of any Group Member, its respective general partner or any departing general partner or (v) any person who is or was serving at the request of its respective general partner or any departing general partner or any affiliate of its respective general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a person other than its respective general partner) not opposed to, the best interests of each partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

Any indemnification under these provisions will only be out of the assets of the partnership. The respective general partner shall not be personally liable for, or have any obligation to contribute or loan any monies or property to each applicable partnership to enable it to effectuate, such indemnification. Each partnership may purchase (or reimburse its respective general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the partnership’s activities, regardless of whether the partnership would have the power to indemnify such person against liabilities under the partnership agreement.

Crosstex Energy, L.P. has entered into indemnification agreements (the “Indemnification Agreements”) with its directors and executive officers (collectively, the “Indemnitees”). Under the terms of the Indemnification Agreements, the Company has agreed to indemnify each Indemnitee (i) if such person is, by reason of his or her status as an employee, director and/or officer of Crosstex Energy GP, LLC ( “GP LLC”) or a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at the request of Crosstex Energy, L.P. (any such status being referred to as a “Corporate Status”), made or threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding irrespective of the initiator thereof (each, a “Proceeding”), other than a Proceeding by or in the right of the Company; (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any Proceeding brought by or in the right of the Company to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Indemnitee shall have been adjudged to be liable to Crosstex Energy, L.P., unless and only to the extent that a court shall otherwise determine; (iii) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any Proceeding to which such Indemnitee was or is a party by reason of his or her Corporate Status and in which such Indemnitee is successful, on the merits or otherwise; (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Indemnitee is, by reason of his or her Corporate Status, a witness in any Proceeding to which such person is not a party; (v) against costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in cooperating with any person, persons or entity determining whether Indemnitee is entitled to indemnification; and (vi) against any and all expenses actually and reasonably incurred by such Indemnitee in any judicial adjudication of his or her rights under the Indemnification Agreements, but only if (and only to the extent) he or she prevails therein. To the extent that a change in the laws of the State of Delaware permits greater indemnification or advancement of expenses than would be afforded under the Indemnification Agreements as of the date of the Indemnification Agreements, the Indemnitee shall enjoy the greater benefits so afforded by such change.

In addition, under the terms of the Indemnification Agreements, Crosstex Energy, L.P. has agreed to pay all reasonable expenses incurred by an Indemnitee in connection with any Proceeding in advance of the final disposition of such Proceeding no later than 10 days after receipt by Crosstex Energy, L.P. of an undertaking by or on behalf of the Indemnitee to repay such amount to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by Crosstex Energy, L.P.

The Indemnification Agreements also include provisions that specify the procedures and presumptions that are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a “Change in Control” (as defined in the Indemnification Agreements) of Crosstex Energy, L.P.

Crosstex Energy GP, LLC

Additionally, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. Section 7.01(a) of the Amended and Restated Limited Liability Company Agreement of GP LLC (the “Company Agreement”) provides that to the fullest extent permitted by law, (a) Person who is or was an affiliate of GP LLC, (b) any Person who is or was a member, partner officer, director, employee, agent or trustee of GP LLC or any affiliate of GP LLC and (c) any Person who is or was serving at the request of GP LLC or any affiliate of GP LLC as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person (collectively the “Company Indemnitees”), shall be indemnified and held harmless by GP LLC, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Company Indemnitees may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Company Indemnitee; provided, that in each case the Company Indemnitee acted in good faith, in a manner that such Company Indemnitee reasonably believed to be in, or not opposed to, the best interests of GP LLC and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Company Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to Section 7.01 of the Company Agreement shall be made only out of the assets of GP LLC.

Section 7.01(b) of the Company Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Company Indemnitee in defending any claim, demand action, suit or proceeding shall, from time to time, be advanced by GP LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by GP LLC of an undertaking by or on behalf of the Company Indemnitee to repay such amount if it shall be determined that the Company Indemnitee is not entitled to be indemnified as authorized by the Company Agreement.

Section 7.02(a) of the Company Agreement provides that no Company Indemnitee shall be liable for monetary damages to GP LLC or any other Persons who have acquired membership interests in GP LLC, for losses sustained or liabilities incurred as a result of any act or omission if such Company Indemnitee acted in good faith.

Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Crosstex Energy Finance Corp.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Also, Article VI of the bylaws of Crosstex Energy Finance Corporation provides for the indemnification of directors and officers of the company and such directors and officers who serve at the request of the company as directors, officers, employees or agents of any other enterprise against certain liabilities under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company as set forth above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits:

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

(b) Financial Statement Schedules:

None.

Item 22.	Undertakings.

Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 7, 2010.

CROSSTEX ENERGY, L.P.

By: Crosstex Energy GP, L.P.,
its General Partner

By: Crosstex Energy GP, LLC,
its General Partner

By:	/s/ William W. Davis
Name:     William W. Davis

Title:	Executive Vice President and Chief
Financial Officer

CROSSTEX ENERGY FINANCE CORPORATION

By:	/s/ William W. Davis
Name:     William W. Davis

Title:	Executive Vice President and Chief
Financial Officer

CROSSTEX ENERGY SERVICES, L.P.

By:	Crosstex Operating GP, LLC,
its General Partner

By:	/s/ William W. Davis
Name:     William W. Davis

Title:	Executive Vice President and Chief
Financial Officer

CROSSTEX OPERATING GP, LLC
CROSSTEX ENERGY SERVICES GP, LLC
CROSSTEX PROCESSING SERVICES, LLC
CROSSTEX PELICAN, LLC
CROSSTEX LIG LIQUIDS, LLC
CROSSTEX EUNICE, LLC

By:	/s/ William W. Davis
Name:     William W. Davis

Title:	Executive Vice President and Chief
Financial Officer

CROSSTEX GULF COAST MARKETING LTD.
CROSSTEX CCNG PROCESSING LTD.
CROSSTEX ACQUISITION MANAGEMENT, L.P.
CROSSTEX NORTH TEXAS PIPELINE, L.P.
CROSSTEX NORTH TEXAS GATHERING, L.P.
CROSSTEX NGL MARKETING, L.P.
CROSSTEX NGL PIPELINE, L.P.

By:	Crosstex Energy Services GP, LLC,
sole general partner of each above
limited partnership

By:	/s/ William W. Davis
Name:     William W. Davis

Title:	Executive Vice President and Chief
Financial Officer

SABINE PASS PLANT FACILITY JOINT VENTURE

By:	Crosstex Processing Services, LLC,
as general partner and

By:	Crosstex Pelican, LLC,
as general partner

By:	/s/ William W. Davis
Name:     William W. Davis

Title:	Executive Vice President and Chief
Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Barry E. Davis, Joe A. Davis and William W. Davis, and each of them, any of whom may act without the joinder of the other, as his lawful attorneys-in-fact and agents, with full power or substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the SEC, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

CROSSTEX ENERGY GP, LLC, as the general partner of CROSSTEX ENERGY GP, L.P., as the general partner of CROSSTEX ENERGY, L.P.

Signature	Title	Date

/s/ Barry E. Davis Barry E. Davis	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2010

/s/ Rhys J. Best Rhys J. Best	Chairman of the Board	May 7, 2010

/s/ Leldon E. Echols Leldon E. Echols	Director	May 7, 2010

/s/ Bryan H. Lawrence Bryan H. Lawrence	Director	May 7, 2010

/s/ Sheldon B. Lubar Sheldon B. Lubar	Director	May 7, 2010

/s/ Cecil E. Martin, Jr. Cecil E. Martin, Jr.	Director	May 7, 2010

/s/ D. Dwight Scott D. Dwight Scott	Director	May 7, 2010

/s/ Kyle D. Vann Kyle D. Vann	Director	May 7, 2010

/s/ William W. Davis William W. Davis	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 7, 2010

CROSSTEX ENERGY FINANCE CORPORATION

/s/ Barry E. Davis Barry E. Davis	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2010

/s/ William W. Davis William W. Davis	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 7, 2010

/s/ Joe A. Davis Joe A. Davis	Executive Vice President, General Counsel, Secretary and Director	May 7, 2010

CROSSTEX OPERATING GP, LLC, on behalf of itself and as the general partner of
CROSSTEX ENERGY SERVICES, L.P.

/s/ Barry E. Davis Barry E. Davis	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2010

/s/ William W. Davis William W. Davis	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 7, 2010

/s/ Joe A. Davis Joe A. Davis	Executive Vice President, General Counsel, Secretary and Director	May 7, 2010

CROSSTEX ENERGY SERVICES GP, LLC, on behalf of itself and as the general partner of CROSSTEX GULF COAST MARKETING LTD., CROSSTEX CCNG PROCESSING LTD., CROSSTEX ACQUISITION
MANAGEMENT, L.P., CROSSTEX NORTH TEXAS PIPELINE, L.P., CROSSTEX NORTH TEXAS GATHERING, L.P., CROSSTEX NGL MARKETING, L.P., and CROSSTEX NGL PIPELINE, L.P.

/s/ Barry E. Davis Barry E. Davis	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2010

/s/ William W. Davis William W. Davis	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 7, 2010

/s/ Joe A. Davis Joe A. Davis	Executive Vice President, General Counsel, Secretary and Director	May 7, 2010

CROSSTEX LIG LIQUIDS, LLC

/s/ Barry E. Davis Barry E. Davis	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2010

/s/ William W. Davis William W. Davis	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 7, 2010

/s/ Joe A. Davis Joe A. Davis	Executive Vice President, General Counsel, Secretary and Director	May 7, 2010

CROSSTEX EUNICE, LLC

/s/ Barry E. Davis Barry E. Davis	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2010

/s/ William W. Davis William W. Davis	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 7, 2010

/s/ Joe A. Davis Joe A. Davis	Executive Vice President, General Counsel, Secretary and Director	May 7, 2010

CROSSTEX PROCESSING SERVICES, LLC, on behalf of itself and as general partner of
SABINE PASS PLANT FACILITY JOINT VENTURE

/s/ Barry E. Davis Barry E. Davis	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2010

/s/ William W. Davis William W. Davis	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 7, 2010

/s/ Joe A. Davis Joe A. Davis	Executive Vice President, General Counsel, Secretary and Director	May 7, 2010

CROSSTEX PELICAN, LLC, on behalf of itself and as general partner of SABINE PASS
PLANT FACILITY JOINT VENTURE

/s/ Barry E. Davis Barry E. Davis	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2010

/s/ William W. Davis William W. Davis	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 7, 2010

/s/ Joe A. Davis Joe A. Davis	Executive Vice President, General Counsel, Secretary and Director	May 7, 2010

INDEX TO EXHIBITS

Number		Description

3.1		Certificate of Limited Partnership of Crosstex Energy, L.P. (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1, file No. 333-97779).
3.2		Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of March 23, 2007 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated March 23, 2007, filed with the Commission on March 27, 2007, file No. 000-50067).
3.3		Amendment No. 1 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated December 20, 2007 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated December 20, 2007, filed with the Commission on December 21, 2007, file No. 000-50067).
3.4		Amendment No. 2 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated March 27, 2008, filed with the Commission on March 28, 2008, file No. 000-50067).
3.5		Amendment No. 3 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of January 19, 2010 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated January 19, 2010, filed with the Commission on January 22, 2010, file No. 000-50067).
3.6		Certificate of Limited Partnership of Crosstex Energy Services, L.P. (incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-1, file No. 333-97779).
3.7		Second Amended and Restated Agreement of Limited Partnership of Crosstex Energy Services, L.P., dated as of April 1, 2004 (incorporated by reference to Exhibit 3.5 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, file No. 000-50067).
3.8		Certificate of Limited Partnership of Crosstex Energy GP, L.P. (incorporated by reference to Exhibit 3.5 to our Registration Statement on Form S-1, file No. 333-97779).
3.9		Agreement of Limited Partnership of Crosstex Energy GP, L.P., dated as of July 12, 2002 (incorporated by reference to Exhibit 3.6 to our Registration Statement on Form S-1, file No. 333-97779).
3.10		Certificate of Formation of Crosstex Energy GP, LLC (incorporated by reference to Exhibit 3.7 to our Registration Statement on Form S-1, file No. 333-97779).
3.11		Amended and Restated Limited Liability Company Agreement of Crosstex Energy GP, LLC, dated as of December 17, 2002 (incorporated by reference to Exhibit 3.8 to our Registration Statement on Form S-1, file No. 333-97779).
3.12		Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of Crosstex Energy GP, LLC, dated as of January 19, 2010 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K dated January 19, 2010, filed with the Commission on January 22, 2010, file No. 000-50067).
3	.13**	Certificate of Incorporation of Crosstex Energy Finance Corporation, dated as of May 13, 2004.
3	.14**	Bylaws of Crosstex Energy Finance Corporation.
4.1		Indenture, dated as of February 10, 2010, by and among Crosstex Energy, L.P., Crosstex Energy Finance Corporation, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated February 10, 2010, filed with the Commission on February 16, 2010, file No. 000-50067).
4.2		Registration Rights Agreement, dated as of February 10, 2010, by and among Crosstex Energy, L.P., Crosstex Energy Finance Corporation, the Guarantors named therein and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K dated February 10, 2010, filed with the Commission on February 16, 2010, file No. 000-50067).
5	.1**	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
8	.1**	Opinion of Baker Botts L.L.P. relating to tax matters (included in Exhibit 5.1).
12	.1**	Computation of Ratio of Earnings to Fixed Charges.

Number		Description

23	.1**	Consent of KPMG LLP.
23	.2**	Consent of Baker Botts L.L.P. (included in Exhibits 5.1 and 8.1).
24	.1**	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement).
25	.1**	Form of Statement of Eligibility of Trustee.

**	Filed herewith.